                                                                    EXHIBIT 10.3

                                        December 9, 2004

Mr. Eric M. Wechsler
9550 S. Ocean Drive, #1802
Jensen Beach, Florida 34957

Dear Eric:

            In  consideration of your past and future service to NuCO2 Inc. (the
"Company"),  in the event that your employment terminates for reasons other than
"cause," you shall retain all stock options that vested prior to the termination of your employment.

            "Cause"  shall  mean a material  breach by you with  respect to (i),
(ii) and (iii)  below,  which is not cured by you within  thirty (30) days after you  are  provided  with  written  notice  specifying  the  basis  thereof:  (i)
engagement in any criminal  conduct  constituting a felony and criminal  charges are  brought  against  you  by a  governmental  authority,  (ii)  knowingly  and willfully fail or refuse to perform your duties and responsibilities in a manner consistent  with your  position  or other  officers  of similar  position in the
Company to the reasonable  satisfaction of the Board of Directors of the Company
(the  "Board"),  and (iii)  knowingly and willfully  engage in activities  which would  constitute  a  material  breach  of any  applicable  policies,  rules  or regulations  of the  Company  or result  in a  material  injury to the  business condition,  financial  or  otherwise,  results of  operation or prospects of the
Company, as determined in good faith by the Board.

            In  addition,  in the event that there is a "Change in Control"  and within one year  thereafter your employment is  involuntarily  terminated  other than for Cause or you resign your  employment  for "Good  Reason,"  you shall be entitled to the following severance compensation:

            (a)   Continuation  of all benefits,  including  without  limitation medical,  dental and life insurance for one year following the date of  termination,  or until  the date on which  you  first become  eligible for  insurance  coverage of a similar  nature provided by a firm that employs you following  termination  of employment, whichever comes first;

            (b)   Immediate  vesting of any granted but unvested  stock options;
                  and

            (c)   An amount  equal to the greater of (i) one times (y) your then current  annual base salary and (z) your target cash bonus for the then current year and (ii) two hundred  fifty six thousand five hundred  dollars  ($256,500) to be paid within sixty (60)
                  days following termination of employment.

            A "Change of Control" means (i) the direct or indirect sale,  lease, exchange  or other  transfer  of all or  substantially  all (50% or more) of the assets of the  Company to any  person or entity or group of persons or  entities acting in concert as a partnership  or other group (a "Group of Persons"),  (ii)
the merger,  consolidation or other business  combination of the Company with or into another  corporation  with the effect that the shareholders of the Company, as the case may be,  immediately  following the merger,  consolidation  or other business combination,  hold 50% or less of the combined voting power of the then
outstanding   securities   of  the   surviving   corporation   of  such  merger,
consolidation  or other business  combination  ordinarily (and apart from rights accruing under special  circumstances)  having the right to vote in the election of directors,  (iii) the  replacement  of a majority of the  Company's  Board of
Directors in any given year as compared to the  directors  who  constituted  the
Company's  Board at the beginning of such year, and such  replacement  shall not have been approved by the Company's  Board of Directors,  as the case may be, as constituted  at the beginning of such year, or (iv) a person or Group of Persons shall,  as a result  of a tender  or  exchange  offer,  open  market  purchases, privately  negotiated  purchases or otherwise,  have become the beneficial owner
(within the meaning of Rule 13d-3 under the Securities  Exchange Act of 1934, as amended) of securities of the Company  representing  50% or more of the combined voting power of the then outstanding  securities of such corporation  ordinarily
(and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

            You shall have "Good Reason" for  terminating  your  employment with the Company if one or more of the following occurs:

            (a)   an  involuntary  change in your  status or  position  with the
                  Company  which  constitutes  a demotion from your then current status or  position  and a  material  change in the  nature or
                  scope  of  powers,   authority  or  duties  inherent  in  such
                  position;

            (b)   layoff or involuntary  termination of your employment,  except in connection  with the  termination  of your  employment  for disability or death;

            (c)   a reduction by the Company in your compensation;

            (d)   any action or  inaction by the  Company  that would  adversely affect your continued  participation in any benefit plan on at least as  favorable  basis as was the case at the time of such action or  inaction,  or that  would  materially  reduce  your benefits in the future  under the benefit  plan or deprive you of any material benefits that you then enjoyed,  except to the extent that such action or inaction by the Company (i) is also taken or not  taken,  as the case may be,  in  respect  of all employees  generally,  (ii) is  required  by the  terms of any benefit  plan as in effect  immediately  before such action or inaction;  or (iii) is necessary to comply with applicable law or to preserve  the  qualification  of any benefit  plan under section 401(a) of the Internal Revenue Code; or

            (e)   a material change of your principal work location.

            In the event that you  reasonably  believe that you have Good Reason to terminate your employment in reliance upon the foregoing paragraph, you shall notify the Company in writing of such Good Reason to terminate your  employment.
If the Company disagrees with your belief that you have Good Reason to terminate your  employment  in reliance  upon the  foregoing  paragraph,  such  unresolved dispute or controversy  arising  thereunder or in connection  therewith shall be settled exclusively by arbitration conducted in accordance with the rules of the
American Arbitration  Association then in effect in Martin County,  Florida. The arbitrators  shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any third party. A decision by a majority of the arbitration  panel shall be final and binding on whether "Good
Reason" exists.  Judgment may be entered on the arbitrators'  award in any court having jurisdiction.  The direct expense of any arbitration  proceeding shall be borne by the Company. Each party shall bear its own counsel's fees and expenses.

                                       Very truly yours,

                                       /s/ Michael E. DeDomenico
                                       -------------------------
                                       Michael E. DeDomenico
                                       Chairman and CEO